EXHIBIT 4. (aa)

SECOND SUPPLEMENTAL INDENTURE
BETWEEN
AMERICAN EXPRESS CREDIT CORPORATION
AND
THE BANK OF NEW YORK MELLON,
 formerly known as The Bank of New York

DATED AS OF NOVEMBER 30, 2016

0.625% SENIOR NOTES DUE 2021

SECOND SUPPLEMENTAL INDENTURE, dated as of November 30, 2016 (this “SECOND SUPPLEMENTAL INDENTURE”), between AMERICAN EXPRESS CREDIT CORPORATION, a Delaware corporation (the “COMPANY”), having its principal executive office at 200 Vesey Street, New York, New York 10285, and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a New York banking corporation, as trustee (the “TRUSTEE”), having its principal corporate trust office at 101 Barclay Street, New York, New York 10286, supplementing the Indenture, dated as of June 9, 2006, between the Company and the Trustee (the “BASE INDENTURE”) as supplemented by the First Supplemental Indenture, dated as of November 22, 2016 (the “FIRST SUPPLEMENTAL INDENTURE” and, together with the Base Indenture as supplemented by the First Supplemental Indenture and this second Supplemental Indenture and as further amended and supplemented from time to time, the “INDENTURE”)
WHEREAS, the Company executed and delivered the Base Indenture to provide for the issuance from time to time of its notes, debentures, bonds or other evidences of indebtedness (hereinafter generally called the “SECURITIES,” and individually, a “SECURITY”) to be issued in one or more series as may be determined by the Company under the Base Indenture from time to time, in an unlimited aggregate principal amount, which may be authenticated and delivered as provided in the Base Indenture;
WHEREAS, the Company executed and delivered the First Supplemental Indenture, providing for the establishment of a new series of Securities known as the “0.625% Senior Notes due 2021” (the “Notes”);
WHEREAS, the First Supplemental Indenture provides that the Company may, without the consent of any Holder of Notes, amend the First Supplemental Indenture in accordance with the provisions contained in Article Eleven of the Base Indenture;
WHEREAS, Section 11.01(e) of Article Eleven of the Base Indenture provides that without the consent of any Holder of the Notes, the Company, when authorized by or pursuant to the authority granted in a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental thereto, in form satisfactory to the Trustee, to make any provisions with respect to matters or questions arising under the Indenture that shall not adversely affect the interests of the Holders in any material respect;
WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture;
WHEREAS, this Second Supplemental Indenture has been authorized by a Board Resolution and will not adversely affect the rights of any Holder in any material respect; and
WHEREAS, all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms have been performed, and the execution and delivery of this Second Supplemental Indenture have been duly authorized in all respects.
NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

ARTICLE I
DEFINITIONS

Section 1.1 Definition of Terms.
Unless the context otherwise requires:
(a)	a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Second Supplemental Indenture;
(b)	a term not defined herein that is defined in the First Supplemental Indenture has the same meaning when used in this Second Supplemental Indenture;
(c)	a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;
(d)	the singular includes the plural and vice versa;
(e)	unless otherwise specified, any reference to a Section or Article is to a Section or Article of this Second Supplemental Indenture;
(f)	headings are for convenience of reference only and do not affect interpretation; and
(g)	the following terms have the following meanings:

“BASE INDENTURE” has the meaning set forth in the Recitals.
“BUSINESS DAY” means each Monday, Tuesday, Wednesday, Thursday or Friday (i) that is not a day on which banking institutions in the City of New York or the City of London are authorized or obligated by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.
“COMPANY” has the meaning set forth in the Recitals.
“COMPARABLE GOVERNMENT BOND” has the meaning set forth in Section 2.1.
“COMPARABLE GOVERNMENT BOND RATE” has the meaning set forth in Section 2.1.
“FEDERAL REPUBLIC OF GERMANY OBLIGATION” means any security that is (i) a direct obligation of the Federal Republic of Germany for the payment of which the full faith and credit of the Federal Republic of Germany is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany the payment of which is unconditionally guaranteed as a full faith and credit obligation by the Federal Republic of Germany, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof.
“FIRST SUPPLEMENTAL INDENTURE” has the meaning set forth in the Recitals.
“INDENTURE” has the meaning set forth in the Recitals.
“NOTES” has the meaning set forth in the Recitals.
“REDEMPTION DATE” has the meaning set forth in Section 2.1.
“SECOND SUPPLEMENTAL INDENTURE” has the meaning set forth in the Recitals.
“SECURITIES” or “SECURITY” has the meaning set forth in the Recitals.
“TARGET2 SYSTEM” means the Trans-European Automated Real-time Gross Settlement Express Transfer system or any successor thereto.
“TRUSTEE” has the meaning set forth in the Recitals.

ARTICLE II
AMENDMENT TO THE FIRST SUPPLEMENTAL INDENTURE

Section 2.1 Optional Redemption by the Company
Section 2.7(a) of the First Supplemental Indenture is hereby amended and restated in its entirety as follows:
“On or after May 30, 2017 and prior to October 22, 2021, on at least thirty (30) days and no more than sixty (60) days prior written notice, the Notes may be redeemed, in whole or in part, at the option of the Company, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal thereof to be redeemed and interest thereon that would be due after the related date fixed for redemption (any such date fixed pursuant to this Section 2.7, a “REDEMPTION DATE”) but for such redemption (exclusive of interest accrued to the Redemption Date), discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)), at the applicable Comparable Government Bond Rate plus 20 basis points, together, in each case, with any accrued and unpaid interest thereon to, but excluding, the Redemption Date; provided, however, that if such Redemption Date is not an Interest Payment Date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced (solely for the purpose of this calculation) by the amount of interest accrued thereon to such Redemption Date. The Company will calculate the Redemption Price, which calculation will be binding and conclusive absent manifest error. For purposes of this section, the term “COMPARABLE GOVERNMENT BOND RATE” means, with respect to any Redemption Date, the rate per annum equal to the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the Redemption Date, of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Company, and the term “COMPARABLE GOVERNMENT BOND” means, in relation to any Comparable Government Bond Rate calculation, a bond that is a direct obligation of the Federal Republic of Germany (“German Government Bond”) (Bundesanleihe) selected by an independent investment bank as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed or such other German Government Bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German Government Bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.”

ARTICLE III
MISCELLANEOUS

Section 3.1 Ratification of Indenture.
The Base Indenture, as supplemented and amended by the First Supplemental Indenture and this Second Supplemental Indenture, is ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Base Indenture, as supplemented by the First Supplemental Indenture, with respect to the Notes in the manner and to the extent herein and therein provided.  The amendments to the Base Indenture, as supplemented by the First Supplemental Indenture, set forth in this Second Supplemental Indenture apply solely to the Notes and not to any other series of Securities that may be issued under the Base Indenture.  If any provision of this Second Supplemental Indenture is inconsistent with a provision of the Base Indenture, as supplemented by the First Supplemental Indenture, the terms of this Second Supplemental Indenture shall control.
Section 3.2 Multiple Trustees.
The obligations of the Trustee hereunder are in addition to (and not in lieu of) the obligations under the Base Indenture of the Trustee (as defined therein) thereunder.
Section 3.3 Trustee Not Responsible for Recitals.
The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.
Section 3.4 Governing Law.
This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 3.5 Severability.
In case any one or more of the provisions contained in this Second Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture, but this Second Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.
Section 3.6 Counterparts.
This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
Section 3.7 Successors and Assigns.
All covenants and agreements in the Indenture by the Company shall bind its successors and assigns, whether expressed or not. The Company will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly-owned Subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all of its respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture may not otherwise be assigned by the parties thereto.

Section 3.8 Trustee.
In connection with acting hereunder, the Trustee is entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to the Trustee under the Base Indenture.

ARTICLE IV
TRUSTEE

Section 4.1 Force Majeure.
In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 4.2 Waiver of Jury Trial.
EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
Section 4.3 Liability.
In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

AMERICAN EXPRESS CREDIT CORPORATION
     By:  /s/ Anderson Y. Lee
Name: Anderson Y. Lee
 Title:   Chief Financial Officer

THE BANK OF NEW YORK MELLON
as Trustee
By: /s/ Lawrence J. O’Brien
Name: Lawrence J. O’Brien
 Title: Vice President